TC DRAFT: 10/11/04

MARCO INVESTMENT MANAGEMENT, LLC

300 Financial Center
3343 Peachtree Road, NE
Atlanta, GA 30326

March 31, 2006

AMENDED AND RESTATED LETTER AGREEMENT

WHEREAS, Marco Investment Management, LLC (the "Adviser") and Unified Series Trust (the "Trust") initially entered into a Letter Agreement dated December 15, 2004, pursuant to which the Adviser agreed to waive its fees and/or reimburse certain operating expenses of the Marco Targeted Equity Fund (the "Fund"), a series of the Trust (the "Agreement");

WHEREAS, in consideration of the Adviser agreeing to extend its obligation to waive its fee and/or reimburse certain operating expenses of the Fund as described in the Agreement through the end of the Fund's fiscal year ending November 30, 2007, the Board of Trustees of the Trust has agreed to revise the Agreement to allow the Adviser to recoup from the Fund certain expenses waived or reimbursed by the Adviser as described below commencing on the date set forth above;

NOW, THEREFORE, the parties hereby agree to amend and restate the Letter Agreement in its entirety as follows:

To: Unified Series Trust
431 North Pennsylvania Street
Indianapolis, Indiana 46204

Dear Ladies and Gentlemen:

You have engaged us to act as the sole investment adviser to the Fund pursuant to the Management Agreement approved by the Board of Trustees on December 13, 2004 (the "Management Agreement").

From the effective date of the Management Agreement through December 31, 2006, we hereby agree to reimburse the Fund's operating expenses, but only to the extent necessary to maintain the Fund's total annual operating expenses, except brokerage fees and commissions, borrowing costs (such as interest and dividend expenses on securities sold short), taxes and extraordinary expenses at 1.50% of its average daily net assets for each period.

Effective as of March 31, 2006 through the end of the Fund's fiscal year ending November 30, 2007, we hereby agree to waive [illegible]

only to the extent necessary to maintain the Fund's net operating expenses, except brokerage fees and commissions, borrowing costs (such as interest and dividend expenses on securities sold short), taxes and extraordinary expenses, at 1.50% of its average daily net assets for each period. Any waiver or reimbursement of an expense by us is subject to repayment by the Fund in the three fiscal years following the fiscal year in which the expense was incurred; provided that the Fund is able to make the repayment without exceeding the 1.50% expense limitation.

Very truly yours,

Marco Investment Management, LLC

By: [signature]
Steven S. Marco, Managing Member

Acceptance

The foregoing is hereby accepted.

UNIFIED SERIES TRUST

By: [signature]
Anthony J. Ghoston, President